Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Bank of New York Mellon Corporation:

We consent to the incorporation by reference in the registration statements, as amended:

Form	Registration Statement	Filer
S-8	333-233308	The Bank of New York Mellon Corporation
S-8	333-198152	The Bank of New York Mellon Corporation
S-8	333-174342	The Bank of New York Mellon Corporation
S-8	333-171258	The Bank of New York Mellon Corporation
S-8	333-150324	The Bank of New York Mellon Corporation
S-8	333-150323	The Bank of New York Mellon Corporation
S-8	333-149473	The Bank of New York Mellon Corporation
S-8	333-144216	The Bank of New York Mellon Corporation
S-3	333-228787	The Bank of New York Mellon Corporation

of our reports dated February 25, 2021, with respect to the consolidated balance sheets of The Bank of New York Mellon Corporation as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of The Bank of New York Mellon Corporation.

/s/ KPMG LLP

New York, New York
February 25, 2021